UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2011

INLAND AMERICAN REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-51609 (Commission File Number)	34-2019608 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item

8.01.

Other Events.

On October 11, 2005, Inland American Real Estate Trust, Inc. (referred to herein as “us,” “we,” “our” or the “Company”) entered into a joint venture with Minto (Delaware), LLC (“Minto Delaware”), who owned all of the outstanding equity of Minto Builders (Florida), Inc., (“MB REIT”), pursuant to which we acquired a majority of the outstanding equity of MB REIT.

Concurrent with this transaction, we entered into a put/call agreement (the “Put/Call Agreement”) with MB REIT, Minto Delaware and Minto Holdings Inc. (“Minto Holdings”), an affiliate of Minto Delaware, whereby under certain circumstances specified in the Put/Call Agreement, Minto Delaware, of which its investment in MB REIT is its sole asset, can require its investment be repurchased. Specifically, on or after October 11, 2011 until October 11, 2012, Minto Holdings, and any other holders of Minto Delaware (each, a “Seller” and collectively, the “Sellers”) have the option to require the purchase of 100% of their membership interests and other equity interests (including rights to acquire equity, such as warrants and options) in Minto Delaware, for an aggregate price equal to approximately $293.5 million in cash, plus any accrued but unpaid dividends on the 3.5% Series A redeemable preferred stock, par value $0.01 per share, of MB REIT (the “Series A Preferred Stock”) owned by Minto Delaware.

On May 13, 2011 we received a notice of the exercise of the put right from the Sellers. Pursuant to the notice, the Sellers, on October 13, 2011, are entitled to receive, collectively, in cash, an aggregate amount equal to approximately $293.5 million, plus any accrued but unpaid dividends on the Series A Preferred Stock owned by Minto Delaware, in exchange for all of the equity interests in Minto Delaware.

After completing this transaction, the Company will own 100% of Minto Delaware, including Minto Delaware’s investment in MB REIT.

The Put/Call Agreement is incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K of the Company dated October 11, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND AMERICAN REAL ESTATE TRUST, INC.

Date:	May 19, 2011	By:	/s/ Lori J. Foust
		Name:	Lori J. Foust
		Title	Treasurer and principal financial officer

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